Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION FOR SALE UNDER APPROPRIATE STATE SECURITIES LAWS SHALL BECOME EFFECTIVE WITH RESPECT THERETO, OR (ii) RECEIPT OF AN OPINION OF COUNSEL IN FORM AND FROM COUNSEL ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT PROPOSED TRANSFER DOES NOT VIOLATE ANY PROVISIONS OF STATE OR FEDERAL LAW.

MOVIE GALLERY, INC.

WARRANTS TO PURCHASE COMMON STOCK

VOID AFTER May 26, 2015

This Warrant Certificate (“Warrant Certificate”) certifies that [            ] or its assigns (the “Holder”) is the holder of [            ] outstanding Warrants (“Warrants”) of Movie Gallery, Inc., a Delaware corporation (the “Company”), to purchase shares (the “Warrant Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of the Company, as shall from time to time be reduced or increased in accordance with the terms of this Warrant Certificate. The Warrants expire on May 26, 2015 (such date, the “Expiration Date”), and entitles the Holder to purchase from the Company, subject to and upon compliance with the provisions hereof, for each Warrant being exercised, one fully paid and non-assessable Warrant Share at the exercise price (the “Exercise Price”) multiplied by the number of Warrant Shares in respect of which Warrants are being exercised (the “Exercise Amount”), payable to the Company either by certified or official bank check payable to the order of the Company (or, if agreed to in the sole and absolute discretion of the Company, by wire transfer in immediately available funds to an account with the Company prior to exercise), no later than 5:00 p.m. New York City time, on the settlement date, which settlement date is three business days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $0.01.

Section 1. Method of Exercise.

(a) Warrants may be exercised to purchase Warrant Shares from the Company from the date of original issuance of this Warrant Certificate through 5:00 p.m. New York City time on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment in accordance with the terms of this Warrant Certificate. Subject to the terms and conditions set forth herein, the Holder may exercise the Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Company no later than 5:00 p.m. New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase Warrant Shares set forth herein, properly completed and executed by the Holder;

(ii) delivering no later than 5:00 p.m. New York City time, on the business day immediately prior to the Settlement Date, this Warrant Certificate evidencing such Warrants to the Company; and

(iii) paying the applicable Exercise Amount, together with any applicable taxes and governmental charges.

(b) The Holder shall have the right, in lieu of paying the Exercise Amount in cash, to instruct the Company to reduce the number of shares of Common Stock issued purchased pursuant to the exercise of the Warrants in accordance with the following formula:

P
N =	----------
M

where:

N	=	the number of shares of Common Stock to be subtracted from the remaining number of shares of Common Stock issuable upon exercise of the Warrants;

P	=	the Exercise Amount which would otherwise be payable in cash for the shares of Common Stock for which the Warrants are being exercised; and

M	=	the Market Price of a share of Common Stock determined as of the date of such exercise.

The term “Market Price” means, as of any date of determination but calculated as the average over the preceding 20 days on which the Common Stock has traded, (i) the closing price per share of Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal securities exchange on which the Common Stock is then listed or admitted to trading; or (ii) if the Common Stock is not then listed or admitted to trading on any securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (iii) if there shall have been no trading on such date or if the Common Stock are not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Company; or (iv) if none of (i), (ii) or (iii) is applicable, the “Market Price” shall be the fair value thereof, determined in good faith by the Company.

(c) If less than all of the Warrants evidenced by this Warrant Certificate are exercised at any time prior to the Expiration Date, this Warrant Certificate shall be endorsed to evidence the number of Warrants previously evidenced by this Warrant Certificate not so exercised.

Section 2. Transfer of Warrant Certificates. This Warrant Certificate may be transferred or exchanged at the option of the Holder, when surrendered to the Company during normal business hours for another Warrant Certificate or Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. When this Warrant Certificate is presented to the Company with a request:

(i) to register the transfer of this Warrant Certificate; or

(ii) to exchange this Warrant Certificate for another Warrant Certificate or Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants,

the Company shall register the transfer or make the exchange as requested; provided, however, that this Warrant Certificate when presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Company, duly executed by the Holder or the duly appointed legal representative thereof or by his attorney, duly authorized in writing, and bearing an original signature guarantee from a guarantor who participates in a signature guarantee program approved by The Securities Transfer Association.

Section 3. Payment of Taxes. No service charge shall be made to any Holder for any exercise, exchange or transfer of this Warrant Certificate, and the Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates or the certificates representing the Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 4. Mutilated or Missing Warrant Certificates. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant Certificate, the Company at its expense shall execute and deliver, in lieu of this Warrant Certificate, a new warrant certificate of like tenor and amount.

Section 5. Reservation of Shares of Common Stock. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of Warrants, the maximum number of shares of Common Stock that may then be deliverable upon the exercise of all outstanding Warrants. The

Company covenants that all shares of Common Stock that may be issued upon exercise of Warrants will be, upon payment of the aggregate Exercise Price and issuance thereof (in the case of an exercise), fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any liens, charges and security interests created by the Holder or the person to which the shares of Common Stock are to be issued).

Section 6. Adjustment of Exercise Price and Number of Shares of Common Stock Issuable. The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 6, without duplication.

(a) Adjustment for Change in Capital Stock. If on or after the date of this Warrant Certificate and prior to the Expiration Date, the Company:

(1) pays a dividend in shares of Common Stock or makes a distribution on its Common Stock in shares of Common Stock;

(2) subdivides its outstanding shares of Common Stock into a greater number of shares (other than upon a reclassification to which clause (5) of this Section 6(a) or Section 6(j) hereof applies);

(3) combines its outstanding shares of Common Stock into a smaller number of shares (other than upon a reclassification to which clause (5) of this Section 6(a) or Section 6(j) hereof applies);

(4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(5) issues by reclassification of its Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger of the Company in which the Company is the surviving entity but excluding any reclassification in which property other than shares of capital stock is issued (in which event Section 6(j) hereof shall apply)), then the number of shares of Common Stock or other shares of capital stock of the Company receivable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled upon exercise to receive the kind and number of shares of Common Stock or other shares of capital stock of the Company that the Holder would have been entitled to receive upon the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) Adjustment of Exercise Price. Whenever the number of shares of Common Stock or other shares of capital stock of the Company receivable upon the exercise of any Warrant is otherwise required to be adjusted as provided in Section 6(a) or Section 6(j)

hereof, the Exercise Price payable per share of Common Stock upon exercise of such Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock receivable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock (or, where clause (4) or (5) of Section 6(a) hereof applies and shares of capital stock (other than solely Common Stock) become so receivable, the number of shares of Common Stock equivalent to such shares of capital stock based on the relative fair market values thereof (as determined in good faith by the Board of Directors of the Company (the “Board”)) so receivable immediately thereafter.

If after an adjustment the Holder upon exercise thereof may receive shares of two or more classes or series of capital stock of the Company, the Company, in good faith, shall determine as the adjusted Exercise Price for each share of capital stock (other than Common Stock) so receivable an amount equal to the Exercise Price per share of Common Stock as adjusted pursuant to the preceding paragraph, multiplied by a fraction the denominator of which is the fair market value of a share of Common Stock and the numerator of which is the fair market value of such share of other capital stock (as determined in good faith by the Board). After such allocation, the exercise privilege and the Exercise Price of each class or series of capital stock shall thereafter again be subject to adjustment on terms comparable to those applicable to shares of Common Stock in this Section 6.

(c) Issuance of Additional Shares of Common Stock. If the Company, at any time while this Warrant Certificate is outstanding, shall issue any Additional Shares of Common Stock, at a price per share less than the Exercise Price then in effect or without consideration, then the Exercise Price upon each such issuance shall be adjusted to that price determined by multiplying the Exercise Price then in effect by a fraction:

(i) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Exercise Price then in effect, and

(ii) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

The provisions of this subsection (c) shall not apply under any of the circumstances for which an adjustment is provided in Subsections (a) or (i) of this Section 6. For purposes of this subsection, “Additional Shares of Common Stock” means all shares of Common Stock issued by the Company after the date hereof except the issuance of securities by the Company identified under subsection (e) of this Section 6.

(d) Issuance of Common Stock Equivalents. If the Company, at any time while this Warrant is outstanding, shall issue any Common Stock Equivalent and the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such

Common Stock Equivalent shall be less than the Exercise Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended, and such price as so amended shall be less than the Exercise Price in effect at the time of such amendment, then the Exercise Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (c) of this Section 6 on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received or receivable by the Issuer for the issuance of such Additional Shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the Exercise Price shall be made under this subsection (d) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made in the Exercise Price then in effect upon the issuance of such warrants or other rights pursuant to this subsection (d). For purposes of this Warrant Certificate, (i) “Common Stock Equivalent” means any Convertible Security or warrant, option or other right to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Security and (ii) “Convertible Securities” shall mean evidences of indebtedness, shares of capital stock or other securities of the Company which are or may be at any time convertible into or exchangeable for Additional Shares of Common Stock. The term “Convertible Security” shall mean one of the Convertible Securities.

(e) When De Minimis Adjustment May Be Deferred. No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least one percent (l%) of the then current Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(f) When No Adjustment Required. No adjustment need be made for any of the following:

(i) the issuance of securities by the Company on the Effective Date of the Plan or pursuant to the Plan;

(ii) the issuance of the warrants referred to in the Fee Letter, dated May     , 2008, between the Company and Sopris Partners, Series A of Sopris Capital Partners, LP;

(iii) the issuance of options, equity or equity-based grants or other securities in connection with the Company’s Management and Director Equity Incentive Program (as defined in the Plan);

(iv) rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest; and

(v) a change in the par value or no par value of the Common Stock.

To the extent the Warrants become exercisable into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(g) Notice of Certain Transactions.

If:

(i) the Company takes any action that would require an adjustment to the Exercise Price or the number of shares of Common Stock or other shares of capital stock receivable upon exercise of Warrants pursuant to Section 6(a) or (b) hereof;

(ii) the Company determines to adjust the number of Warrants pursuant to Section 6(f) hereof; or

(iii) there is a liquidation or dissolution of the Company,

the Company shall mail to the Holder a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, liquidation or dissolution. The Company shall mail the notice at least fifteen (15) days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(h) The Company Determination Final. Any determination that the Company or the Board must make pursuant to this Section 6 is (absent manifest error) conclusive if such determination is made in good faith.

(i) Optional Tax Adjustment. The Company may at its option, at any time prior to the Expiration Date, increase the number of shares of Common Stock or other shares of capital stock into which each Warrant is exercisable, or decrease the Exercise Price, in addition to those changes required by Sections 6(a), (b), (c) or (j) hereof, as deemed advisable by the Board, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

(j) Changes in Common Stock. In case at any time or from time to time while the Warrants remain outstanding and unexpired in whole or in part, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

(i) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person (a “Non-Surviving Transaction”), or

(ii) any reclassification of the Common Stock into securities or other property (other than solely into shares of capital stock of the Company (in which event Section 6(a)(5) hereof shall apply)), or any merger of another Person into the Company in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing (other than solely into or for shares of capital stock of the Company (in which event Section 6(a)(5) hereof shall apply)) (a “Surviving Transaction”; any Non-Surviving Transaction or Surviving Transaction being herein called a “Transaction”), then, as a condition to the consummation of such Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause such other Person to) execute and deliver to the Holder a written instrument providing that:

(x) so long as any Warrant remains outstanding on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Agreement, each Warrant, upon the exercise thereof at any time on or after the consummation of such Transaction, shall be exercisable:

(I) into, in lieu of the Common Stock issuable upon such exercise prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such Transaction, assuming (except in the case of a reclassification) such holder of Common Stock:

(A) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an affiliate of a Constituent Person; and

(B) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then, for the purposes of this Section 6(i), the kind and amount of securities, cash and other property receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares); and

(II) at an Exercise Price for such Substituted Property equal to the aggregate Exercise Price payable by such holder for all such shares of Common Stock into which such Warrant was exercisable immediately prior to such Transaction; and

(y) the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other Person) and the holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and holders in respect of Common Stock hereunder as set forth herein.

Such written instrument shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions of this Section 6(j) shall similarly apply to successive Transactions.

(k) Priority Adjustments, Further Actions.

(i) If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of Section 6 hereof, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value.

(ii) The Company will not, by amendment of its charter or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company (i) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrants from time to time outstanding and (ii) will not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Company’s certificate of incorporation, as may be amended and in effect from time to time and available for the purposes of issue upon such exercise.

Section 7. Fractional Interests. The Company shall not be required to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise at the same time by the Holder, the number of full shares of Common Stock that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock purchasable on exercise of all of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 7, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall notify the Holder of the amount to be paid in lieu of the fraction of a share of Common Stock and concurrently pay or provide to the Holder for repayment to the Holder an amount in cash equal to the product of (i) such fraction of a share of Common Stock and (ii) the excess of (x) the closing price of a share of Common Stock for the day immediately preceding the date the Warrant was presented for exercise pursuant the terms herein over (y) the Exercise Price.

Section 8. Warrant Holders not Stockholders. Nothing contained in this Warrant Certificates shall be construed as conferring upon the Holder (i) the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter or to attend any such meetings or any other proceedings of the holders of Common Stock; (ii) the right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date precedes, the date of the exercise of such Warrant; or (iii), or any other rights whatsoever as stockholders of the Company.

Section 9. Compliance with Securities Laws. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant Certificate and the New Common Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any New Common Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the New Common Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

Section 10. Amendments. No amendment of any provision of this Warrant Certificate shall in any event be effective unless the same shall be in writing and signed by the Holder hereof.

Section 11. Notices. Any notice, demand, request or other communication which the Holder hereof or the Company may be required or may desire to give hereunder shall be in writing and shall be hand delivered, mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by a reputable overnight courier service, addressed as set forth below, and shall be effective upon actual receipt as verified by written acknowledgement of delivery in the case of hand or overnight delivery and effective on the third Business Day after the day on which it is deposited in the United States mails in the continental United States, in the case of registered or certified mail:

If to the Company:

900 West Main Street

Dothan, Alabama 36301

Telephone: _________________

Telecopier: (334) 836-3626

Attention: S. Page Todd,

Executive Vice President, Secretary and General

Counsel

If to Holder:

c/o Aspen Advisors LLC

152 W. 57th Street, 39th Floor

New York, NY 10019

Telephone: 212-698-8006

Telecopier: 212-698-8041

Attention: Sharlene Louie

The telecopier numbers set forth above are for convenience only and the delivery of any notice, demand, request or other communication by telecopy or facsimile (or the receipt thereof) shall not be sufficient for purposes of giving notice hereunder.

Section 12. Binding Effect. All of the covenants and provisions of this Warrant Certificate shall be binding upon and inure to the benefit of the Company and Holder and their respective successors and assigns, including those by operation of law, merger, consolidation or otherwise. The successors and assigns of the Company or holder hereof shall include, without limitation, a receiver, trustee and/or debtor-in-possession.

Section 13. Severability. Wherever possible, each provision of this Warrant Certificate shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Certificate shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Certificate.

Section 14. Governing Law. This Warrant Certificate shall be governed by, and construed in accordance with, the internal laws (as opposed to conflicts of law provisions) of the State of New York.

Section 15. Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Warrant Certificate, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

Section 16. Section Titles. The section titles contained in this Warrant Certificate are for convenience only and shall be without substantive meaning or content of any kind whatsoever.

Section 17. Multiple Counterparts. This Warrant Certificate may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:__________________

MOVIE GALLERY, INC.

By:
Name:
Title: